Exhibit 99.4

ENCISION INC.

CONFIDENTIAL NON-DISCLOSURE AGREEMENT

Encision Inc. (“Company”), a Colorado Corporation, having a principal place of business at 6797 Winchester Circle, Boulder, Colorado 80301 and The O.R. Company. (“Promisor”), having principal places of business at 1625 South Tacoma Way, Tacoma, WA 98409 USA and 122-124 Balmain Street Richmond, VIC 3121 Australia hereby agree as follows:

1)	To further a potential business relationship between Company and Promiser, it is necessary and desirable that the Company and Promiser (the “Parties”) disclose to each other certain proprietary and confidential information concerning certain strategy, financial, technology, know-how, data, and/or other information of the Parties relating to their current and/or proposed business operations (hereinafter referred to as “Confidential Information”). Confidential Information includes information, technical data, or know-how, including, but not limited to, the Parties research, products, software, services, development, inventions, processes, designs, drawings, engineering, sales, marketing, or finances, disclosed by either Party either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment, whether or not marked Confidential Information.

2)	The Parties agree not to use Confidential Information for their own use or for any purpose except to evaluate whether either Party desires to become engaged with the other Party in a business relationship, or, after becoming engaged, to carry out the business with the other Party. Each Party agrees to use its best efforts to prevent inadvertent disclosure of Confidential Information to others. Each Party agrees to treat the Confidential Information with at least the same degree of care that it treats similar materials of its own. Each Party agrees not to disclose the other Party’s Confidential Information to any third parties or to any of its employees except employees who are required to have the Confidential Information to evaluate the business possibility or to carry out the business relationship between the parties.

3)	The obligations of paragraph 2 hereof shall terminate with respect to any particular portion of the Confidential Information:

a)	When the recipient of the Confidential Information can document that:

i)	It was in the public domain at the time of the communication thereof to the recipient; or

ii)	It entered the public domain through no action of the recipient subsequent to the time of disclosing Party’s communication thereof to recipient

b)	When it is communicated by the disclosing Party to a third party free of any obligation of confidence; or

c)	Upon the prior written consent of the disclosing Party.

4)	All materials, including, without limitation, documents, decks, drawings, models, apparatus, sketches, designs, schedules, and lists, furnished to each Party by the other Party shall remain the property of the disclosing Party and nothing contained herein shall be construed as giving the recipient any license or rights with respect to any information or materials which may be disclosed to the recipient including Confidential Information. Neither Party shall make copies of any Confidential Information without the prior written consent of the disclosing Party and the recipient shall return to the disclosing Party promptly at its request all Confidential Information along with all copies made thereof and all documents or things containing any portion of any Confidential Information.

5)	Communications from either Party to the personnel and authorized representatives of the other Party shall not be in violation of the proprietary rights of a third party and shall be made without any obligation of confidence.

6)	Communication of confidential, non-public information, places the parties receiving the information and their affiliates as insider status. You hereby acknowledge that you are aware, and that each of your affiliates and representatives are aware, of your and their responsibilities under United States federal and state securities laws regarding trading in securities while in possession of material non-public information obtained from or on behalf of the issuer thereof and with respect to providing such information to other persons who purchase or sell securities of such issuer.

7)	This Agreement shall be construed in accordance with the laws of the State of Colorado.

8)	Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof.

9)	This Agreement shall remain in effect for one (1) year following the last date of signature below. The obligations of confidentiality shall continue for a period of (2) years following expiration or termination of the agreement.

10)	This Agreement contains the entire agreement of, and supersedes any and all prior understandings, arrangements, and agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof.

ACKNOWLEDGED, ACCEPTED AND AGREED TO BY:

Encision Inc.		The O.R. Company

Date: February 8, 2017		Date: February 9, 2017

By:	/s/ Gregory J. Trudel	By:	/s/ Timothy J. Wynne
	Gregory J. Trudel		Timothy J. Wynne
	President & CEO		The O.R. Company
Encision Inc.